Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Orbital ATK, Inc. of our report dated May 28, 2015 relating to the financial statements of Orbital Sciences Corporation, which appears in Orbital ATK, Inc.’s Current Report on Form 8-K dated May 28, 2015.

/s/ PricewaterhouseCoopers LLP
McLean, Virginia
June 24, 2015